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                                                                    Exhibit 99.3


March 26, 1999




Sean McLaughlin
TheStreet.com
2 Rector Street
14th Floor
New York, NY 10006


To Whom It May Concern:


Pursuant to our contract, Forrester Research, Inc. ("Forrester") consents to the inclusion of our name and intellectual property in the preliminary prospectus and the final prospectus of TheStreet.com prepared in connection with its initial public offering of securities.


Forrester does not consent to be an expert in the registration statement or as having prepared or certified any part of the registration statement.


Very truly yours,

/s/Michael Shirer
-----------------
Michael Shirer
Public Relations Manager